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AMERIGROUP to Acquire Memphis Health Plan

VIRGINIA BEACH, Va. (Sept. 5, 2007) – AMERIGROUP Corporation (NYSE: AGP) today announced that the controlling members of Memphis Managed Care Corporation have approved the sale of its assets, including TLC Family Care Health Plan, to AMERIGROUP Community Care of Tennessee, subject to regulatory approval by the State of Tennessee. The transaction is expected to close in the fourth quarter of 2007.

TLC Family Care Health Plan serves about 167,000 low-income Tennessee residents who are enrolled in the State’s TennCare program and who live in Memphis and the surrounding West Tennessee region. A subsidiary of AMERIGROUP Corporation, AMERIGROUP Community Care of Tennessee serves about 182,000 low-income people who are enrolled in TennCare and who live in Nashville and the surrounding Middle Tennessee region.

“TLC Family Care Health Plan has long been known in the Memphis community for its commitment to quality and service, and AMERIGROUP is enthusiastic about joining with this organization,” said James G. Carlson, President and Chief Executive Officer of AMERIGROUP Corporation. “We believe that the State has done an exceptional job revitalizing the TennCare program and that we can only strengthen the quality of healthcare services available to citizens in West Tennessee by bringing together the resources of two organizations who share a common mission.”

“We are pleased to join with AMERIGROUP and continue our mission of enabling our West Tennessee members to lead healthier, longer and more enriched lives,” said Al King, Chief Executive Officer of Memphis Managed Care Corporation. “We have been working to meet the needs of West Tennessee since 1994, and we believe that AMERIGROUP is the right partner to help us sustain that work.”

TLC Family Care Health Plan is the largest of the four health plans currently participating in TennCare in West Tennessee, covering almost half of the region’s 375,000 TennCare enrollees. TLC maintains an extensive healthcare network that includes more than 3,000 doctors, hospitals and other healthcare providers, and employs more than 200 people in the Memphis area. AMERIGROUP does not plan significant changes in that structure.

TLC Family Care Health Plan operates under an administrative services only agreement with the State of Tennessee, which means that it maintains and administers a network of physicians, hospitals and other healthcare providers. TLC Family Care Health Plan manages this network, pays appropriate claims and provides medical management and disease management services. The plan has a shared-risk contract with the State but is not at this time a full-risk contractor.

Under the terms of the purchase agreement, AMERIGROUP will acquire substantially all of the assets of Memphis Managed Care Corporation, which include TLC Family Care Health Plan and MidSouth Health Solutions, an affiliated firm that offers disease management and case management services. Memphis Managed Care was founded by the Regional Medical Center at Memphis, which operates the only Level I trauma center in the region, and UT Medical Group Inc., the private physician practice organization of the College of Medicine of the University of Tennessee Health Science Center, both of which have approved the transaction.

AMERIGROUP agreed to pay Memphis Managed Care Corporation $12 million at the close of the transaction and additional consideration should AMERIGROUP bid successfully to enter the TennCare program as a full-risk contractor in West Tennessee. AMERIGROUP will fund the transaction through available unregulated cash and does not expect the transaction to have a material impact on its 2007 earnings or to impact operations of AMERIGROUP’s Middle Tennessee health plan.

About AMERIGROUP Corporation

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP Corporation serves more than 1.5 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com.

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